Exhibit 10.2
AGREEMENT REGARDING PERFORMANCE OF THE NOTICE PERIOD AND FINAL AMOUNTS DUE AT THE END OF EMPLOYMENT
BETWEEN THE UNDERSIGNED:
COTY SAS, a simplified joint-stock company with a sole shareholder, registered with the Paris Trade and Companies Register under number 394 710 552, whose registered office is located at 14 rue du Quatre-Septembre, 75002 Paris, represented by Eloïse VERDE-DELISLE, in her capacity as Senior Vice President Employment & Labor, duly authorized for the purposes hereof,
Hereinafter referred to as the “Company” or the “Employer,”
OF THE FIRST PART,
AND:
Mr. Laurent MERCIER, residing at [XXX],
Hereinafter referred to as “Mr. Mercier” or the “Employee,”
OF THE SECOND PART,
Hereinafter collectively referred to as the “Parties” and individually as a “Party.”
For purposes hereof, the term “Group” means any company or entity, together with its subsidiaries and affiliated companies or entities, that directly or indirectly controls the Company, and any company or entity, together with its subsidiaries and affiliated companies or entities, that is directly or indirectly controlled by the Company.
THE FOLLOWING IS FIRST RECITED:
Mr. Mercier is employed by the Company under an indefinite-term employment contract, with seniority dating from November 6, 2017 (hereinafter the “Employment Contract”).
Most recently, he held the position of Group CFO (Group Chief Financial Officer), as a senior executive, coefficient 880 under the French National Collective Bargaining Agreement for the Chemical and Related Industries (hereinafter the “Collective Bargaining Agreement”).
By registered letter with acknowledgment of receipt dated August 28, 2026, the Company notified the Employee of his dismissal in accordance with applicable law.
Mr. Mercier resigned from his employment contract with Coty Management B.V. effective September 1, 2026. He requested to be released from performance of his notice period, which Coty Management B.V. accepted.
He also resigned, effective no later than October 31, 2026, from all offices held within the various Group entities, namely:
•his office as General Manager of Coty Beauty Spain, S.L.U.;
•his office as Director of Coty International B.V.;
•his office as Director of HFC Prestige International Operations Switzerland Sàrl;

in respect of which he was granted a full discharge.
It is in this context that the Parties have entered into this Agreement.
NOW, THEREFORE, THE FOLLOWING HAS BEEN AGREED:
ARTICLE 1: DURATION OF THE NOTICE PERIOD
It is acknowledged that Mr. Mercier’s contractual notice period is three (3) months commencing upon presentation of the dismissal letter, namely August 31, 2026.
The Parties agree to extend the dismissal notice period through June 30, 2027.
ARTICLE 2: TERMS FOR PERFORMANCE OF THE NOTICE PERIOD
•Throughout his notice period, Mr. Mercier will hold the position of Strategic CEO Advisor.
•During September and October 2026, Mr. Mercier will perform his notice period primarily by remote work. He also undertakes to attend any in-person meetings according to a schedule established with the Group CEO in order to ensure the transition of his CFO duties.
It is specified that Mr. Mercier will not be assigned any new duties or matters, or any operational responsibilities other than those related to the transition.
•From November 1, 2026 through June 30, 2027, Mr. Mercier will be released from performing his notice period but will remain available to the Group CEO for occasional transition-related requests.
During this period (November 1, 2026 through June 30, 2027), Mr. Mercier will be released from the exclusivity obligation set forth in his Employment Contract so that he may seek new employment, if applicable, while continuing to receive his compensation. He will, however, remain subject to the duty not to compete arising from the general duty of loyalty under the ongoing contract.
In addition, during his notice period and for as long as necessary thereafter, Mr. Mercier undertakes, upon the reasonable request of Coty SAS, Coty Inc. or the Group, to communicate any information of which he became aware in the course of his duties as Group CFO and that is necessary for the Group to defend itself in judicial or administrative proceedings, including a class action or analogous proceeding.
ARTICLE 3: COMPENSATION DURING THE NOTICE PERIOD
Throughout the notice period as defined in Article 1 hereof, and in consideration for his compliance with the undertakings detailed in Article 2 hereof, Mr. Mercier will continue to receive fixed compensation of €825,000 gross per year (excluding any other compensation, variable compensation, bonus, premium, etc., subject to Article 6 hereof).
It is further recalled that, throughout the notice period, Mr. Mercier will continue to have the use of his company car under the usual conditions.
For the avoidance of doubt, no amount will be due to Mr. Mercier in respect of a notice period or payment in lieu of notice relating to the employment contract with Coty Management B.V., insofar as he was released from performing that notice period at his express request.

Finally, for the avoidance of doubt, Mr. Mercier will receive the contractual severance payment with his final settlement of all accounts.
ARTICLE 4: PAID LEAVE
For the portion of the notice period not worked, namely from November 1, 2026 through June 30, 2027, Mr. Mercier undertakes to take, month by month, the paid-leave days accrued in respect of that period so that they are used in full as they accrue.
Paid-leave days accrued and not taken as of October 31, 2026 will be paid as compensation in lieu of paid leave with the Employee’s final settlement of all accounts. It is recalled, for the avoidance of doubt, that under Mr. Mercier’s Employment Contract, no paid leave is carried over from one year to the next.
ARTICLE 5: OPTION TO ADJUST THE NOTICE PERIOD
At the Employee’s request, the Company agrees to shorten the contractually agreed notice period ending June 30, 2027 to an earlier date, but not earlier than December 20, 2026.
The Employee must submit such request to the Company at least fifteen (15) days before the requested end date of the notice period.
In that event, the balance of the compensation for the contractual notice period through June 30, 2027 would be paid to Mr. Mercier as an indemnity.
The reference monthly compensation used to calculate this indemnity would be €68,750 gross (sixty-eight thousand seven hundred fifty euros gross)—€825,000 gross divided by 12—to the exclusion of any other compensation, variable compensation, bonus, paid-leave indemnity, benefit in kind, etc.
This additional indemnity would be subject to social-security contributions, CSG/CRDS levies and income tax.
During his notice period and for as long as necessary thereafter, Mr. Mercier undertakes, upon the reasonable request of Coty SAS, Coty Inc. or the Group, to communicate any information of which he became aware in the course of his duties as Group CFO and that is necessary for the Group to defend itself in judicial or administrative proceedings, including a class action or analogous proceeding.
ARTICLE 6: EXCEPTIONAL FY27 BONUS
The Company agrees to pay the Employee, with his final settlement of all accounts, an exceptional and non-standard bonus of €290,000 gross (two hundred ninety thousand euros gross).
It is recalled, for the avoidance of doubt, that Mr. Mercier is not eligible for any other bonus, premium or variable compensation of any kind in respect of FY26 or FY27.
ARTICLE 7: NON-COMPETE OBLIGATION
Mr. Mercier is prohibited from engaging in an activity that competes with the Company and/or the Group under the conditions set forth in his Employment Contract and recalled in the dismissal letter.
Under this obligation, Mr. Mercier is prohibited from:
•owning or acquiring, directly or indirectly, an interest in a company conducting an activity that competes with the Company or any Group company;

•entering the service, including as an employee, corporate officer or consultant, of a company that competes, directly or indirectly, with the activities, services and products of the Company or any Group company;
•creating or acquiring, directly or indirectly or through an intermediary, an activity of the same or a similar nature, or collaborating directly or indirectly, including as an employee, corporate officer or consultant, with such an activity and, more generally, with any activity relating to the Company’s business sector; and
•soliciting or approaching, directly or indirectly, any customer or business partner of the Company or any Group company, or any individual or legal entity in a business relationship with the Company (supplier or otherwise) or the Group, with whom the Employee had contact during the twelve (12) months preceding the last day worked under the Employment Contract, for purposes other than developing the Company’s business, including to induce such person to cease its business relationship with the Company or any Group company.
“Competing activity” means any activity in the fragrance, color cosmetics, skincare, hygiene or body-care fields.
This obligation applies for twelve (12) months from termination of the Employment Contract, that is, upon expiration of the notice period, in principle June 30, 2027, or the end date of a shortened notice period under Article 5 of this Agreement.
This non-compete obligation applies in the following geographic area: United States, France, Germany, United Kingdom, Netherlands, Switzerland and Monaco.
In consideration for compliance with this non-compete obligation, Mr. Mercier will receive a monthly gross non-compete indemnity equal to two-thirds (2/3) of his gross fixed compensation, namely two-thirds (2/3) of €68,750 per month, as defined in the Employment Contract dated June 28, 2024, payable on the usual payroll dates.
For calculation of this financial consideration for the non-compete obligation, the Parties agree that the annual reference compensation will be €825,000 gross (eight hundred twenty-five thousand euros gross).
Finally, upon Mr. Mercier’s written request, the Company agrees to reduce the duration of his non-compete obligation to six (6) months from the end of his notice period instead of twelve (12) months. In that event, the Company will not owe the financial consideration for the period during which Mr. Mercier is released from the obligation.
ARTICLE 8: SECURITIES VESTING IN OCTOBER 2026
It is recalled that the PRSUs and RSUs vesting in October 2026 while the Employee is performing his notice period will vest definitively in accordance with the conditions and terms of the corresponding plans.
It is also agreed that any PRSUs, RSUs or other securities that have not vested by the end of Mr. Mercier’s notice period will be definitively cancelled, which Mr. Mercier expressly acknowledges.

ARTICLE 9: OTHER PROVISIONS OF THE EMPLOYMENT CONTRACT
Subject to the adjustments to the terms of the notice period provided herein, the other provisions of the Employment Contract relating to performance of the contract remain unchanged.
ARTICLE 10: POTENTIAL DISPUTES RELATING TO TERMINATION OF THE EMPLOYMENT CONTRACT
It is expressly recalled that this Agreement concerns only the terms for performance of the dismissal notice period, the Parties’ obligations during that notice period and under the non-compete clause, and the items included in the final settlement of all accounts.
It does not prevent either Party from asserting claims or demands against the other, or from bringing legal proceedings concerning termination of the Employment Contract.
ARTICLE 11: MISCELLANEOUS PROVISIONS
Each Party declares, insofar as it is concerned, that its consent to this Agreement is freely given and reflects its informed intent.
Mr. Mercier specifically declares that he had sufficient time and the advice of his counsel to assess the content of this Agreement and the consequences of the undertakings made before signing it.
Executed at Paris on September 9, 2026, in two original counterparts, one for each Party.

For the Company /s/ Eloise Verde-Delisle Eloïse VERDE-DELISLE Senior Vice President Employment & Labor	Mr. Laurent MERCIER /s/ Laurent Mercier